Exhibit 4.74

February 7, 2008

PERSONAL & CONFIDENTIAL

Mr. Dan Brazier

316 Lori Avenue

Stouffville, Ontario

L4A 6C2

1.                                      EMPLOYMENT

Since July 17, 1998, you have been employed with DRAXIS Health Inc. (“DRAXIS”).  As of January 1, 2008, you shall be employed with DRAXIS as its President & Chief Executive Officer on the terms and conditions contained in this Agreement, the terms of which have been agreed to by you as of December 27, 2008.  You will report to the Board of Directors of DRAXIS (hereinafter referred to as the “Board”).  As President and Chief Executive Officer, you shall be responsible for DRAXIS’ day-to-day operations.  You will lead its Senior Management Team, chair its management meetings and oversee its planning process and the expansion of its business interests.  In addition, you will perform any additional employment responsibilities assigned to you by the Board from time to time, provided that such responsibilities are consistent with the executive nature of the position.

2.                                      BASE SALARY

DRAXIS will pay to you during the term of this Agreement, effective January 1, 2008, a gross salary of $450,000 per annum (“Base Salary”), payable semi-monthly, in arrears, in 24 equal instalments of $18,750.  This Base Salary will be reviewed each year thereafter, in accordance with DRAXIS’s regular administrative practices of salary review applicable to the executive officers of DRAXIS.  Any salary increases shall be determined on merit on the approval of the Board.  The Board will inform you of any increases in your salary in advance of the implementation date.

As an officer of DRAXIS, you will be provided and have paid for directors’ and officers’ liability insurance and in any event DRAXIS will indemnify and save you harmless from any action arising within the scope of your employment responsibilities for DRAXIS, and its Affiliates (as such term is defined in the Canada Business Corporations Act) (“Affiliates”) [hereinafter collectively referred to as the “DRAXIS Group”].

3.                                      BENEFITS

You will be entitled to participate in all benefit plans which the DRAXIS Group shall, from time to time make available to its executive employees, subject to applicable eligibility rules thereof.  The benefits currently offered are:

•                  major medical

•                  drug

•                  dental

•                  group life

•                  short and long term disability

•                  accidental death and dismemberment

DRAXIS HEALTH  INC. / SANTÉ DRAXIS INC.

16751 Route Trans Canada Highway, Kirkland, Québec, Canada H9H 4J4  Tel: (514) 694-8220 Fax: (514) 694-8201